Exhibit 10.1
AMENDMENT NO. 1 TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made effective as of February 21, 2014 (the “Effective Date”), by and among PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation (“Holdings”), MACOVEN PHARMACEUTICALS, LLC, a Louisiana limited liability company (“Macoven”), PERNIX MANUFACTURING, LLC, a Texas limited liability company (“Pernix Manufacturing”), PERNIX THERAPEUTICS, LLC, a Louisiana limited liability company (“Pernix Therapeutics”), CYPRESS PHARMACEUTICALS, INC., a Mississippi corporation (“Cypress”), GTA GP, INC., a Maryland corporation (“GTA GP”), GTA LP, INC., a Maryland corporation (“GTA LP”), GAINE, INC., a Delaware corporation (“Gaine”), RESPICOPEA, INC., a Delaware corporation (“Respicopea”), HAWTHORN PHARMACEUTICALS, INC., a Mississippi corporation (“Hawthorn”) and PERNIX SLEEP, INC., a Delaware corporation (“Pernix Sleep”; and together with Holdings, Macoven, Pernix Manufacturing, Pernix Therapeutics, Cypress, GTA GP, GTA LP, Gaine, Respicopea and Hawthorn, each individually as a “Borrower”, and collectively as “Borrowers”), and MIDCAP FUNDING IV, LLC, a Delaware limited liability company, individually as a Lender (in such capacity, “Lender”), and as Agent (in such capacity, together with its successors and assigns, “Agent”).

RECITALS

A.           Borrowers, Agent (as successor-by-assignment to MidCap Funding V, LLC) and Lender (as successor-by-assignment to MidCap Financial, LLC) entered into that certain Amended and Restated Credit Agreement dated as of May 8, 2013 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”).  Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

B.           Borrowers have requested that Agent and Lender consent to the entry by Holdings into one or more Securities Purchase Agreements (collectively, the “Securities Purchase Agreements”) with certain investors (collectively, the “Note Purchase Investors”), pursuant to which the Note Purchase Investors will purchase certain 8.00% Convertible Senior Notes due 2019 (“2014 Notes”) from Holdings in an aggregate original principal amount of $65,000,000 (the “Note Purchase Debt”), which will be used for working capital purposes of Holdings and its Subsidiaries and other purposes permitted by the Indenture (as defined below).  Borrowers further have requested that Agent and Lenders consent to the entry by Borrowers (including Holdings) into an Indenture among Borrowers and Wilmington Trust, National Association, as trustee (the “Indenture”; and together with the Securities Purchase Agreement, the 2014 Notes and other documents entered into in connection therewith, the “Note Purchase Documents”).  Borrowers further have requested that Agent and Lenders consent to the guaranty by each of the Borrowers other than Holdings of the obligations of Holdings under the Securities Purchase Agreements and 2014 Notes.  Agent and Lender are willing to so consent and grant limited waivers of Defaults and Events of Default that otherwise would result therefrom, all subject to the terms and conditions hereof.

C.           Borrowers further have requested that Agent and Lender add a $20,000,000 uncommitted accordion feature to the Revolving Loan Commitment and extend the Commitment Expiry Date to February 21, 2017.  Agent and Lender are willing to so consent, all subject to the terms and conditions hereof.

D.           Borrowers further have requested that Agent and Lender release their Lien on certain assets other than Accounts, Inventory, Deposit Accounts, Securities Accounts, Security Entitlements, Required Permits (as defined in the Restated Security Agreement (as defined below); such continuing Lien on Permits being subject to certain limitations provided in Section 2 of the Restated Security Agreement (as defined below)) and cash (collectively, “ABL Assets”).  Agent and Lenders are willing to release their Lien as requested, all subject to the terms and conditions of that certain Amended and Restated Security and Pledge Agreement dated as of even date herewith (the “Restated Security Agreement”).

E.           This Amendment shall constitute a Financing Document, and these Recitals shall be construed as part of this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrowers hereby agree as follows:

1. Limited Waiver and Consent.  Borrowers have requested consent from Agent and Lenders for Borrowers to enter into the Note Purchase Documents, to the extent party thereto, and incur and become obligated, primarily or secondarily, with respect to the Note Purchase Debt.  Agent and the  Lenders hereby consent to Borrowers’ request for Borrowers to enter into the applicable Note Purchase Documents to which they are party and incur and become obligated, primarily or secondarily, with respect to the Note Purchase Debt so long as Borrowers agree to the amendments set forth in this Amendment related thereto.  Subject to the foregoing conditions, Agent and Lenders agree that the entry into the Note Purchase Documents, the incurrence of the Note Purchase Debt by Holdings and the guaranty of the Note Purchase Debt by each other Borrower is not, and shall not be deemed, a Default or Event of Default under the Credit Agreement and is hereby permitted under the Financing Documents.  The foregoing consent and agreement is expressly limited to the Note Purchase Documents and the Note Purchase Debt, and shall not be construed to permit (i) any Borrower to incur any Debt that is not Permitted Debt, (ii) the Note Purchase Debt to be secured by any Liens on any assets of any Borrower, nor (iii) any Note Purchase Documents to contain any restriction described in subclause (a) of Section 5.4 of the Credit Agreement as it relates to Liens on ABL Assets in favor of Agent.

2. Specific Amendments to Credit Agreement.

(a) Definitions.

(i) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Revolving Loan Commitment Amount” in its entirety and replacing it with the following:

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be zero), as such amount may be adjusted from time to time by (a) any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) any Additional Tranche(s) activated by Borrowers.  For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the First Amendment Effective Date shall be $20,000,000 and if the Additional Tranche is fully activated by Borrowers pursuant to the terms of the Agreement such amount shall increase to $40,000,000.

(ii) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Commitment Expiry Date” in its entirety and replacing it with the following:

“Commitment Expiry Date” means February 21, 2017.

(iii) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Cypress Purchase Agreement”, “Debt”, “Earnout/Escrow Payments”, “Excluded Asset Disposition”, “Milestone Payments”, “Ordinary Course of Business”, “Permitted Acquisitions”, “Permitted Asset Dispositions”, “Permitted Contingent Obligations”, “Permitted Debt”, “Permitted Distributions”, “Permitted Investments”, “Permitted Liens”, and “Restricted Distributions”, each in their entirety and replacing each such definition with the applicable definition set forth on Annex A-1.

(iv) Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions of “Additional Tranche”, “First Amendment Effective Date”, “Indenture”, “Note Purchase Creditors”, “Note Purchase Debt”, “Note Purchase Documents”, “Note Purchase Investors”, “Note Purchase Trustee” and “Securities Purchase Agreement” in alphabetical order to read as follows:

“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to $20,000,000 (it being acknowledged that multiple Additional Tranches are permitted pursuant to Section 2.1(c) in minimum amounts of $1,000,000 each for a total of up to $20,000,000).

“First Amendment Effective Date” means February 21, 2014.

“Indenture” means that certain Indenture dated as of February 21, 2014 by and among Borrowers and Note Purchase Trustee.

“Note Purchase Creditors” means Note Purchase Investors and Note Purchase Trustee, collectively.

“Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Credit Parties to one or more of the Note Purchase Creditors evidenced by or arising under one or more of the Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before.

“Note Purchase Documents” means the Securities Purchase Agreement, the Indenture, the Notes (as such term is defined in the Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by a Borrower or any other Person with, to or in favor of Note Purchase Creditors in connection therewith or related thereto, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of this Agreement.

“Note Purchase Investors” has the same meaning as “Holders” in the Indenture.

“Note Purchase Trustee” has the same meaning as “Trustee” in the Indenture.

“Securities Purchase Agreement” means, individually and collectively, those certain Securities Purchase Agreements entered into by and between Holdings and each Note Purchase Investor in connection with the issuance of the “Notes” (as such term is defined in the Indenture).

(v) Section 1.1 of the Credit Agreement is hereby amended by adding the definitions of “Acquisition Subsidiary”, “Bank Product Obligations”, “Capital Stock”, “Core Product”, “Foreign Subsidiary”, “Non-Core Product”, “Permitted Acquisition Debt”, “PML Business”, “Pro Forma Basis”, “Specified Acquisition Subsidiary”, “Specified Assets” and “Total Leverage Ratio” in alphabetical order to read as set forth on Annex A-2.

(b) Additional Tranche.  A new Section 2.1(c) is hereby added to the Credit Agreement to read as follows:

“(c)           Additional Tranches.  After the First Amendment Effective Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Revolving Loan Commitment may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least thirty (30) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche; provided, however, that Agent and Lenders shall have no obligation to consent to any requested activation of an Additional Tranche and the consent of Agent and all Lenders shall be required in order to activate an Additional Tranche.  Upon activating an Additional Tranche, each Lender’s Commitment shall increase by a proportionate amount so as to maintain the same Revolving Loan Commitment Percentage as such Lender held immediately prior to such activation.  In the event Agent and all Lenders do not consent to the activation of a requested Additional Tranche within thirty (30) days after receiving a written request from Borrower Representative, then the Revolving Loan Commitment shall not be increased and, within the next ninety (90) days, Borrowers may terminate this Agreement upon written notice to Agent and, if the Borrowing Base on the date of such request would have supported such increased Revolving Loan Commitment, upon repayment in full of all Obligations, no fee shall be due pursuant to Section 2.2(d) in connection with such termination.  Upon activation of an Additional Tranche, Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Revolving Loan Commitment Amount after giving effect to the activation of the Additional Tranche.  On each date on which an Additional Tranche is activated by Borrowers, Borrowers shall pay to Agent, for its own account, an additional origination fee equal to 1.0% of the amount of such Additional Tranche activated by Borrowers.  Each additional origination fee described in this Section 2.1(c) shall be due and payable on the date on which an Additional Tranche is activated and, once paid, shall be non-refundable.”

(c) Deferred Revolving Loan Origination Fee.  Section 2.2(d) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d)           Deferred Revolving Loan Origination Fee.  If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Restatement Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount:  2.85% until the first anniversary of the First Amendment Effective Date, and 1.50% thereafter. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Restatement Closing Date.”

(d) Audit Fees.  Section 2.2(e) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(e)           Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; provided, however, that, (i) for so long as no Default or Event of Default has occurred and is continuing, Borrowers shall not be obligated to pay such reasonable fees and expenses of Agent described in this Section 2.2(e) for more than two (2) audits and inspections of Borrowers’ books and records per calendar year and one (1) valuation or appraisal of the Collateral, (ii) Borrower shall be obligated to pay such reasonable fees and expenses of Agent described in this Section 2.2(e) with respect to any such audits, inspections, valuations and appraisals conducted by Agent at any time when a Default or Event of Default shall have occurred and remains outstanding, and (iii) nothing contained in this proviso shall limit the ability of Agent to conduct any such audits, inspections, valuations and appraisals from time to time at its own expense.”

(e) Reporting Obligations.  Section 4.1 of the Credit Agreement is hereby amended by inserting the following language at the end thereof:

“Promptly upon receipt, Borrowers shall deliver to Agent any written notices of default received from any Note Purchase Creditor under the Note Purchase Documents and any written request by any party thereto for any waiver, amendment or modification of any of the terms thereof.”

(f) Further Assurances.  Section 4.11 of the Credit Agreement is hereby amended as follows:

(i) Section 4.11(a) is hereby deleted in its entirety and replaced with the following:

“(a)          Each Borrower will, and will cause each Subsidiary, except in the case of any 956 Subsidiary or a Specified Acquisition Subsidiary or unless Agent shall otherwise agree in writing, to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) except in the case of any 956 Subsidiary or unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.

(ii) Section 4.11(c) is hereby deleted in its entirety and replaced with the following:

“(c)           Upon the formation or acquisition of a new Subsidiary, Borrowers shall (i) except in the case of (x) any 956 Subsidiary, (y) a Specified Acquisition Subsidiary or (z) any other Subsidiary with respect to which Agent shall agree otherwise in writing, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of the Agent in order to grant the Agent, acting on behalf of the Lenders, a first priority Lien on all assets included in the definition of “Collateral”, which first priority Liens are required to be granted pursuant to this Agreement or any other Financing Document; (ii) except in the case of (x) any 956 Subsidiary, (y) a Specified Acquisition Subsidiary or (z) any other Subsidiary with respect to which Agent shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iii) except in the case of (x) any 956 Subsidiary, (y) a Specified Acquisition Subsidiary or (z) any other Subsidiary with respect to which Agent shall agree otherwise in writing, cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by the Agent, in each case, in form and substance reasonably satisfactory to the Agent.”

(g) Article 5 – Negative Covenants.  Article 5 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Article 5 attached hereto as Annex A-3.

(h) Financial Covenants.  Article 6 of the Credit Agreement is hereby amended as follows:

(i) The EBITDA worksheet attached to the Compliance Certificate is hereby deleted in its entirety and replaced with the EBITDA worksheet attached hereto as Annex B.

(ii) The definition of “Defined Period” in Section 6.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Defined Period” means, for purposes of calculating financial covenant set forth herein for any given fiscal quarter, the twelve month period ending on the last day of such fiscal quarter.”

(iii) A new definition of “Minimum Liquidity” is hereby added to Section 6.1 in alphabetical order to read as follows:

““Minimum Liquidity” means the sum of the Revolving Loan Availability plus cash and cash equivalents that are (a) owned by any Credit Party, (b) not subject to any Lien other than a Lien in favor of Agent, and (c) not pledged to or held by Agent to secure a specified Obligation.”

(iv) Section 6.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.2                      Minimum EBITDA.  Borrowers will not permit the EBITDA for any Defined Period to be less than the amounts set forth below:

Period	Minimum EBITDA
April 30, 2013	($4,430,010)
May 31, 2013	($6,312,930)
June 30, 2013	($7,005,837)
July 31, 2013	($8,591,150)
August 31, 2013	($10,125,319)
September 30, 2013	($9,708,644)
October 31, 2013	($10,549,358)
November 30, 2013	($10,605,685)
December 31, 2013	($9,515,685)
March 31, 2014	($5,968,976)
June 30, 2014	($2,566,685)
September 30, 2014	$1,434,759
December 31, 2014	$5,053,568
March 31, 2015	$6,710,570
June 30, 2015	$9,307,665
September 30, 2015	$12,347,427
December 31, 2015 and the last day of each fiscal quarter thereafter	$15,322,789
provided that, if Borrowers demonstrate, as of the last day of a Defined Period, Minimum Liquidity of at least $30,000,000, Borrowers shall not be required to demonstrate compliance with this Section 6.2 for such Defined Period.”

(i) Section 6.3 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 6.3                      Minimum Net Invoiced Revenues.  Borrowers will not permit the Net Invoiced Revenues for any Defined Period to be less than the amounts set forth below:

Period	Minimum Net Invoiced Revenues
April 30, 2013	$23,684,724
May 31, 2013	$29,719,074
June 30, 2013	$36,319,243
July 31, 2013	$41,967,033
August 31, 2013	$48,702,459
September 30, 2013	$56,432,873
October 31, 2013	$64,269,174
November 30, 2013	$72,662,749
December 31, 2013	$82,601,131
March 31, 2014	$89,218,499
June 30, 2014	$90,092,279
September 30, 2014	$92,747,413
December 31, 2014	$95,490,390
March 31, 2015	$97,323,300
June 30, 2015	$106,652,919
September 30, 2015	$118,140,084
December 31, 2015 and the last day of each fiscal quarter thereafter	$127,245,156
xxii) provided that, if Borrowers demonstrate, as of the last day of a Defined Period, Minimum Liquidity of at least $30,000,000, Borrowers shall not be required to demonstrate compliance with this Section 6.3 for such Defined Period.”

(i) Events of Default.  Section 10.1 of the Credit Agreement is hereby amended as follows:

(i) Section 10.1(d) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d)           (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt  (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt to cause, Debt or other liabilities having an individual principal amount in excess of $3,000,000 or having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to its stated maturity, (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt, or (iii) the occurrence of any “Event of Default” under and as defined in any Note Purchase Document;”

(ii) Section 10.1(h) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(h)           one or more final judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $3,000,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;”

3. Enforceability.  This Amendment constitutes the legal, valid and binding obligation of Borrowers, and is enforceable against Borrowers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.  Each of the agreements, documents and instruments executed in connection herewith to which a Borrower is a party constitutes the legal, valid and binding obligation of such Borrower, and is enforceable against such Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

4. Confirmation of Representations and Warranties.  Each Borrower hereby (x) confirms that all of the representations and warranties set forth in Article 3 of the Credit Agreement are true and correct with respect to such Borrower as of the date hereof (except insofar as such representations and warranties relate expressly to an earlier date), (y) covenants to perform its obligations under the Credit Agreement and other Financing Documents, and (z) specifically represents and warrants to Agent and the Lenders that it has good and marketable title to all of its respective Collateral (after giving effect to this Amendment and the Restated Security Agreement), free and clear of any lien or security interest in favor of any other person or entity, other than Permitted Liens.

5. Conditions to Effectiveness.  The obligation of Agent and Lender to enter into this Amendment shall be subject to the receipt by Agent of a counterpart of this Amendment and the Restated Security Agreement signed on behalf of each party to the Amendment and the Restated Security Agreement.

6. Reference to the Effect on the Financing Documents.  Upon the effectiveness of this Amendment, (a) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import and each reference in any other Financing Document to “the Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended by this Amendment and (b) each reference in the Credit Agreement or any other Financing Document to the Security and Pledge Agreement shall mean and be a reference to the Restated Security Agreement.  This Amendment shall be a Financing Document.

7. Costs, Fees and Expenses.  In consideration of Agent’s agreement to enter into this Amendment, the Borrowers shall be responsible for the payment of all reasonable costs, fees and expenses of Agent’s counsel incurred in connection with the preparation of this Amendment and any related documents.  All such costs, fees and expenses shall be paid with proceeds of Revolving Loans.

8. Affirmation.  Except as specifically amended pursuant to the terms hereof and the Restated Security Agreement, the Credit Agreement and all other Financing Documents (and all covenants, terms, conditions and agreements therein) shall remain in full force and effect, and are hereby ratified and confirmed in all respects by Borrowers.  Each Borrower covenants and agrees to comply with all of the terms, covenants and conditions of the Credit Agreement (as amended hereby) and the Financing Documents notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or agreement to such terms, covenants and conditions.

9. No Waiver or Novation.  The execution, delivery and effectiveness of this  Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Financing Documents or any other documents, instruments and agreements executed or delivered in connection with any of the foregoing, except as provided in Section 1 above. Nothing herein is intended or shall be construed as a waiver of any existing Defaults or Events of Default under the Credit Agreement or other Financing Documents or any of Agent’s or Lenders’ rights and remedies in respect of such Defaults or Events of Default.  This Amendment (together with any other document executed in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Credit Agreement.

10. Incorporation of Credit Agreement Provisions.  The provisions contained in Section 12.8 (Choice of Law; Venue) and 12.9 (Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

11. Headings.  Section headings in this Amendment are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

12. Counterparts.  This Amendment may be executed in counterparts, and such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof or thereof.

(SIGNATURES APPEAR ON FOLLOWING PAGES)

(Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement)

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Amendment constitute an agreement executed under seal, each of the parties have caused this Amendment to be executed under seal the day and year first above mentioned.

BORROWERS:
PERNIX THERAPEUTICS HOLDINGS, INC., a Maryland corporation
By: /s/ Douglas Drysdale(SEAL)
Douglas Drysdale
President and Chief Executive Officer
Address:

10863 Rockley Road
Houston, TX 77099
Fax: 800-793-2145

MACOVEN PHARMACEUTICALS, LLC, a Louisiana limited liability company
By:        Pernix Therapeutics, LLC, a Louisiana
limited liability company
Its:        Sole Member and Sole Manager
By:         Pernix Therapeutics Holdings, Inc., a
Maryland corporation
Its:         Sole Member and Sole Manager
By:         /s/ Douglas Drysdale(SEAL)
Douglas Drysdale
President and Chief Executive Officer

PERNIX MANUFACTURING, LLC, a Texas limited liability company
By:        Pernix Therapeutics Holdings, Inc., a
Maryland corporation
Its:        Sole Member
By:         /s/ Douglas Drysdale(SEAL)
Douglas Drysdale
President and Chief Executive Officer

BORROWERS:
PERNIX THERAPEUTICS, LLC, a Louisiana limited liability company
By:        Pernix Therapeutics Holdings, Inc., a
Maryland corporation
Its:        Sole Member and Sole Manager
By:         /s/ Douglas Drysdale(SEAL)
Douglas Drysdale
President and Chief Executive Officer

CYPRESS PHARMACEUTICALS, INC., a Mississippi corporation By: /s/ Michael C. Pearce(SEAL) Michael C. Pearce President and Chief Executive Officer

(Signature Page to Amendment No. 1 to Amended and Restated Credit Agreement)

BORROWERS:	GTA GP, INC., a Maryland corporation By: /s/ Cooper C. Collins(SEAL) Cooper C. Collins President and Chief Executive Officer
GTA LP, INC., a Maryland corporation By: /s/ Cooper C. Collins(SEAL) Cooper C. Collins President and Chief Executive Officer
GAINE, INC., a Delaware corporation By: /s/ Cooper C. Collins(SEAL) Cooper C. Collins President and Chief Executive Officer
RESPICOPEA INC., a Delaware corporation By: /s/ Cooper C. Collins(SEAL) Cooper C. Collins President
HAWTHORN PHARMACEUTICALS, INC., a Mississippi corporation By: /s/ Cooper C. Collins(SEAL) Cooper C. Collins President and Chief Executive Officer
PERNIX SLEEP, INC., a Delaware corporation By: /s/ Cooper C. Collins(SEAL) Cooper C. Collins President and Chief Executive Officer

LENDER:	MIDCAP FUNDING IV, LLC, a Delaware limited liability company By: /s/ Brett Robinson(SEAL) Brett Robinson Managing Director

AGENT:	MIDCAP FUNDING IV, LLC, a Delaware limited liability company By: /s/ Brett Robinson(SEAL) Brett Robinson Managing Director

ANNEX A-1

Definitions in Section 1.1 to be replaced:

“Cypress Purchase Agreement” means that certain Securities Purchase Agreement dated as of November 13, 2012 among the Company, Cypress, all of the stockholders of Cypress and an individual acting as agent for such stockholders (as amended or otherwise modified as of December 31, 2012), as amended pursuant to the terms and conditions of the Settlement Agreement dated as of January 28, 2014 among the former shareholders of Cypress and the Company (the “Cypress Settlement”).

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person other than equity securities (1) held by current or former employees, consultants or directors of the Company or any Subsidiary and issued pursuant to an employee benefit plan of the Company or any Subsidiary and (2) of a Subsidiary held by the Company, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) solely for purposes of calculating the Total Leverage Ratio, “earnouts” and similar payment obligations (but only at such time and to the extent such obligation is required to be included as a liability on the balance sheet of such Person in accordance with GAAP)  of such Person arising out of purchase and sale contracts, (i) all Debt of others guaranteed by such Person and (j) off-balance sheet liabilities and/or Pension Plan or Multiemployer Plan liabilities of such Person.  Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans and Letter of Credit Liabilities.  For the avoidance of doubt, Debt of the Company and its Subsidiaries (including any Target acquired in a Permitted Acquisition) under this Agreement that also constitutes a Contingent Obligation under this Agreement shall be treated solely as Debt under this Indenture.

“Earnout/Escrow Payments” means the payments described in Section 1.4(c) of the Cypress Purchase Agreement, as amended by the terms and conditions of the Cypress Settlement Agreement.

“Excluded Asset Disposition” means the following Asset Dispositions: (a) dispositions of cash equivalents, (b) the sale, lease, license, transfer, assignment or other consensual disposition of property by a Credit Party or any non-Credit Party Subsidiary to any other Credit Party or by any non-Credit Party Subsidiary to any other non-Credit Party Subsidiary, (c) the issuance of Capital Stock by Holdings so long as a Change in Control does not result, (d) the issuance of Capital Stock by any Subsidiary to a Credit Party or by any non-Credit Party Subsidiary to any non-Credit Party Subsidiary, (e) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of any Credit Party or any of its Subsidiaries, (f) grants in the Ordinary Course of Business by any Credit Party or any of their Subsidiaries after the date hereof of a non-exclusive license or sublicense of any Intellectual Property, (g) the leasing, occupancy agreements or sub-leasing of real property or equipment in the Ordinary Course of Business that would not interfere with the required use of such real property or equipment by any Credit Party or any of its Subsidiaries, (h) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business for fair market value, (i) dispositions in connection with condemnation, expropriations, foreclosures or similar actions, (j) Permitted Liens (to the extent deemed an Asset Disposition), and (i) the sale of Capital Stock of a Subsidiary in connection with the creation of a Partnership.

“Milestone Payments” means the payments described in Section 1.4(d) of the Cypress Purchase Agreement, as amended by the terms and conditions of the Cypress Settlement Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices or a reasonable extension thereof.

“Permitted Acquisition” means the acquisition by (x) any Specified Acquisition Subsidiary of the Specified Assets (each, a “Specified Acquisition”), (y) Holdings or any Credit Party of any Core Product to replace any Non-Core Product disposed of pursuant to a Permitted Asset Disposition or by a non-Credit Party Subsidiary of any Core Product to replace any Non-Core Product disposed of by a non-Credit Party Subsidiary pursuant to a Permitted Asset Disposition, in each case only so long as the total consideration paid for any such acquisition does not exceed the sale proceeds received from the corresponding Permitted Asset Disposition, or (z) (1) Holdings or any Credit Party of all or substantially all of the assets, or all (but not less than all) of the equity, of any Person (the “Target”) or (2) any Acquisition Subsidiary of any assets of a Person, in the case of both (1) and (2) (i) with the prior written approval of Required Lenders or (ii) subject to the satisfaction of each of the following conditions: (a) such Permitted Acquisition shall only involve assets, substantially all of which are located in the United States (and, in connection with the acquisition of the equity of a Target, such Target shall be formed, incorporated or otherwise organized under the laws of a state within the United States or the District of Columbia) and substantially comprising a business, or those assets of a business, of the type engaged in by the Borrowers as of the Restatement Closing Date and businesses reasonably related thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Financing Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition; (b) such Permitted Acquisition shall be consensual, and with respect to any acquisition of all of the equity of the Target shall have been approved by the Target’s board of directors (or comparable governing board) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable Laws; (c) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens); (d)at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority, perfected Lien (subject to Permitted Liens) in all Collateral acquired pursuant thereto or, as contemplated by Section 4.11, in the Collateral of the Target, and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith (including the delivery of (i) certified copies of the resolutions of the board of directors (or comparable governing board) of Borrowers and, to the extent required, the Target authorizing such Permitted Acquisition and the granting of Liens described herein, (ii) legal opinions, in form and substance reasonably acceptable to Agent, with respect to the transactions described herein and (iii) evidence of insurance of the business to be acquired consistent with the requirements of Section 4.4; (e) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent and (ii) amendments to the Schedules, to the extent necessary to make the representations and warranties in this Agreement true and correct after giving effect to the consummation of such Permitted Acquisition; (f) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing; and (g) the sum of all amounts payable in connection with any Permitted Acquisition (including all transaction costs, all Debt, liabilities and Contingent Obligations incurred or assumed and the maximum amount of any earn-out, royalty or milestone payment or comparable payment obligation in connection therewith, whether or not reflected on a consolidated balance sheet of Borrowers and Target) shall not exceed $5,000,000 with respect to all Permitted Acquisitions consummated during the term hereof.

“Permitted Asset Dispositions” means the following Asset Dispositions, provided, however, that at the time of an Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition:  (a) disposition of the PML Business, (b) dispositions of inventory, products, services or insurance proceeds in the Ordinary Course of Business and not pursuant to any bulk sale, (c) Excluded Asset Dispositions, (d) transfers of condemned real property as a result of the exercise of “eminent domain” or other similar policies to the respective governmental authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), (e) [reserved], (f) dispositions of and the granting of any exclusive license related to Non-Core Products, (g) dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the Ordinary Course of Business and not in contravention of the terms of any Financing Document, (h) Permitted Distributions and (i) dispositions of assets (other than those described in clauses (a) through (h) above) for so long as the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $1,000,000 and the aggregate market value of assets sold or otherwise disposed of in any fiscal year of Holdings does not exceed $5,000,000.

“Permitted Contingent Obligations” means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents and the Indenture; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $500,000 in the aggregate at any time outstanding; (e) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; (f) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by a Borrower in the Ordinary Course of Business for the purpose of mitigating risks associated with interest rates, commodity prices, currency, liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) any Contingent Obligation that constitutes a Permitted Investment; (h) any Contingent Obligation that constitutes Permitted Debt and (i) other Contingent Obligations not permitted by clauses (a) through (h) above, not to exceed $250,000 in the aggregate at any time outstanding.

“Permitted Debt” means:  (a) Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt, mortgage financings and Capital Leases not to exceed $2,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment or other assets used in the Ordinary Course of Business and secured only by such equipment or other assets; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other material change in terms); (e) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business; (f) Debt, if any, arising under Swap Contracts; (g) intercompany Debt arising from loans made by any Credit Party or Subsidiary of a Credit Party to any Credit Party or Subsidiary of a Credit Party to fund working capital requirements of such Subsidiaries in the Ordinary Course of Business; provided, however, that the Debt owing by any Subsidiary that is not a Credit Party shall not exceed $250,000 in the aggregate at any time outstanding; (h) Debt in respect of bid, performance and surety bonds, including guarantees or obligations of the Credit Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business, not to exceed $500,000 in the aggregate at any time outstanding; (i) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, or other similar obligations, in each case, incurred in connection with a Permitted Asset Disposition subject to the limits set forth in the definition thereof; (j) Debt of a Person that becomes a Subsidiary or Debt attaching to assets that are acquired by an Acquisition Subsidiary, in each case after the Closing Date and as a result of a Permitted Acquisition, provided, that (i) such Debt existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (ii) such Debt is not guaranteed in any respect by any Credit Party (other than the Acquisition Subsidiary and the Target and any of its Subsidiaries), and (iii) such acquisition was permitted by the terms of this Agreement; (k) unsecured Debt arising from agreements to provide for indemnification, adjustment of purchase price, earn-outs or other similar obligations, in each case, incurred in connection with a Permitted Acquisition permitted hereunder and subject to the limits set forth in the definition of “Permitted Acquisition”; (l) unsecured Debt arising from agreements to provide for milestone or royalty payments, to the extent such obligations are considered Debt under GAAP, incurred in connection with a Permitted Acquisition and subject to the limits set forth in the definition of “Permitted Acquisition”; (m) the Note Purchase Debt in an original aggregate principal amount not to exceed $65,000,000; (n) Debt, the proceeds of which are used to refinance all of the Note Purchase Debt; provided that, (1) the aggregate principal amount of such Debt shall not exceed the aggregate principal amount of the Note Purchase Debt, (2) such Debt is not guaranteed by any Subsidiary that is not a Credit Party, (3) such Debt is not secured by a Lien and (4) such Debt has a maturity date at least 90 days later than the Commitment Expiry Date; (o) Permitted Acquisition Debt; and (p) Bank Product Obligations incurred in the Ordinary Course of Business.

“Permitted Distributions” means the following Restricted Distributions:  (a) dividends or distributions by any non-Credit Party Subsidiary to another non-Credit Party Subsidiary or a Credit Party; (b) dividends or distributions by any Subsidiary of a Credit Party to a Credit Party; (c) dividends or distributions by a Credit Party to another Credit Party; (d) Permitted Asset Dispositions; (e) dividends payable solely in common stock; and (f) repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $1,000,000 in the aggregate per fiscal year of the Borrowers; provided further that Borrowers may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, up to $1,000,000 of unutilized capacity under this clause (f) from any prior fiscal year.

“Permitted Investments” means:  (a) Investments shown on Schedule 5.7 and existing on the Restatement Closing Date; (b) (i) cash and cash equivalents, and (ii) any similar short term Investments permitted by Borrowers’ and their Subsidiaries’ investment policies, as amended from time to time, provided, however, that any such amendment thereto has been approved by Agent (such approval not to be unreasonably withheld, conditioned or delayed); (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $500,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Borrowers in any Subsidiary; (g) Investments consisting of deposit accounts in which Agent has received a Deposit Account Control Agreement; (h) Investments held by any Borrower in any other Borrower made in compliance with Section 4.11(c); (i) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors; (j) purchases by any Borrower of the rights to test, develop, manufacture, sell or market any new pharmaceutical or drug (and/or any Intellectual Property related thereto) that will, upon such purchase, become a Product of such Borrower; provided that nothing in the foregoing shall be interpreted or construed to contradict or limit any of the Credit Parties’ obligations under Section 3.25, particularly including the obligation to give prior written notice to Agent of the Borrowers’ intentions to begin testing, developing, manufacturing, selling or marketing any new Product; (k) Investments by any Credit Party in another Credit Party and by any non-Credit Party in any other non-Credit Party or Credit Party and Investments held by any non-Credit Party; (l) Investments by any Credit Party in an Acquisition Subsidiary or Specified Acquisition Subsidiary in connection with a Specified Acquisition, but the aggregate of all such Investments outstanding pursuant to this clause (l) shall not exceed $55,000,000 at any time outstanding (with the fair market value of all such Investments being measured at the time made without giving effect to subsequent changes in value); (m) Permitted Acquisitions; (n) Investments consisting of the purchase of Core Products to the extent such purchase is permitted hereunder; (o) other Investments in an amount not exceeding $10,000,000 in the aggregate (with the fair market value of such Investments being measured at the time made without giving effect to subsequent changes in value); (p) guarantees that constitute Permitted Debt; and (q) intercompany loans, the borrowing of which constitutes Permitted Debt.

“Permitted Liens” means:  (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to a Borrower’s or its Subsidiary’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral, other than any Collateral which is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Accounts, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Accounts, for sums not exceeding $500,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, materially impair the use or operation of the Collateral for the use currently being made thereof or materially impair Borrowers’ ability to pay the Obligations in a timely manner or materially impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary; (g) Liens and encumbrances in favor of Agent under the Financing Documents; (h) Liens on Collateral, other than Collateral which is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 5.2; (i) any Lien on any equipment or other assets securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within one hundred twenty (120) days after the acquisition thereof; (j) precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Credit Parties in the ordinary course of business; (k) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure custom duties which are not past due in connection with the importation of goods by the Credit Parties or their Subsidiaries in the Ordinary Course of Business; (m) receipt of deposits and advances from customers in the Ordinary Course of Business which may create an interest in the Inventory to be sold to such customers, but which do not constitute contractual Liens granted by a Credit Party or any Subsidiary; (n) Liens on any property or assets (other than assets of a type included as Collateral) of the Target or any of its Subsidiaries (1) in connection with Permitted Acquisition Debt or (2) securing any Debt referred to in clause (j) of the definition of Permitted Debt; and (o) Liens securing Bank Product Obligations and Swap Contracts permitted to be incurred under this Agreement so long as any such Liens on Collateral are subordinated to the Liens securing the Obligations in form and substance acceptable to Agent.

“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Capital Stock in such Person (except those payable solely in its Capital Stock of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any Capital Stock in such Person, or (ii) any option, warrant or other right to acquire any Capital Stock in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding Capital Stock in a Credit Party, a Subsidiary of a Credit Party, or an Affiliate of a Credit Party or a Subsidiary of a Credit Party (in each case other than (A) payments of salaries and customary bonuses to individuals, (B) directors fees, and (C) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), (d) any lease or rental payments to an Affiliate or Subsidiary of a Credit Party, or (e) repayments of or debt service on loans or other indebtedness (other than “earnouts” and similar payment obligations) held by any Person holding Capital Stock in a Credit Party or a Subsidiary of a Credit Party, an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party (other than in respect of any Permitted Debt including the Obligations).

ANNEX A-2

Definitions to be inserted into Section 1.1 in alphabetical order:

“Acquisition Subsidiary” means any direct Subsidiary of a Credit Party that (a) is not a Foreign Subsidiary and (b) is formed for the sole purpose of consummating a Permitted Acquisition of assets pursuant to clause (z) of the definition thereof; provided that an Acquisition Subsidiary shall (i) not be a Credit Party until after consummation of the applicable Permitted Acquisition and (ii) become a Credit Party promptly following the consummation of the applicable Permitted Acquisition.

“Bank Product Obligations” means obligations and liabilities in respect of agreements that provide for a bank or other financial institution to provide the Company or any Subsidiary with cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Core Product” means any Product that is not a Non-Core Product.  For the avoidance of doubt, the Capital Stock of any Person, the assets of which are comprised primarily of Core Products, shall constitute a Core Product for purposes hereof so long as 100% of the Capital Stock of such Person is acquired in the applicable acquisition.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or a state thereof or the District of Columbia.

“Non-Core Product” means any Product, except the following Products: (i) Silenor, CEDAX, Zutripro, Rezira, Vituz and the product containing isometheptane, dichlorophenozone and acetameniphen otherwise known as IDA and any authorized generic of the foregoing and (ii) any other Product that (x) generated net revenues in excess of $5,000,000 in the 12-month period ended as of the date of determination or (y) is anticipated to generate net revenues in excess of $5,000,000 in the 12-month period commencing on the date of determination.

“Permitted Acquisition Debt” means any Debt incurred by the Acquisition Subsidiary or the Target or any of its Subsidiaries in connection with a Permitted Acquisition of the type described in clause (z) of the definition thereof; provided, however, that such Debt shall only constitute Permitted Acquisition Debt if (i) at the time of incurrence of such Debt, after giving effect to such incurrence of Debt and Permitted Acquisition on a Pro Forma Basis, the Total Leverage Ratio does not exceed 4.50:1.00 and (ii) such Debt is not guaranteed in any respect by any Credit Party (other than the Acquisition Subsidiary or the Target and any of its Subsidiaries, as applicable); provided, further, however, that in no event shall Permitted Acquisition Debt be used to fund a Permitted Acquisition of the type specified in clause (y) of the definition thereof.

“PML Business” means the business of contract manufacturing pharmaceutical products conducted by Pernix Manufacturing, LLC.

“Pro Forma Basis” means for any Defined Period, for purposes of computing the Total Leverage Ratio, that pro forma effect shall be given to any Permitted Acquisition (including the related EBITDA as determined in good faith by the Chief Executive Officer or Chief Financial Officer (or Principal Accounting Officer) of the Company) and any Debt issued, incurred or assumed as a result of, or to finance, any Permitted Acquisition as if each such event occurred on the first day of the applicable Defined Period.

“Specified Acquisition Subsidiary” means any Subsidiary of the Company organized under the laws of the United States, any State thereof or the District of Columbia and formed for the purpose of consummating a Specified Acquisition.  For the avoidance of doubt, a Specified Acquisition Subsidiary shall not be a Credit Party.

“Specified Assets” means the Products described on Schedule 5.7(a) attached to the First Amendment.

“Total Leverage Ratio” means the ratio of (a) total Debt of Holdings and its Subsidiaries to (b) EBITDA for the most recent Defined Period.

annex a - 3

ARTICLE 5 – NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1 Debt; Contingent Obligations.  No Borrower will, or will permit any Subsidiary to create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.  No Borrower will, or will permit any Subsidiary to create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2 Liens.  No Borrower will, or will permit any Subsidiary to create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Restricted Distributions.  No Borrower will, or will permit any Subsidiary to declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements.  No Borrower will, or will permit any Subsidiary to (a) enter into or assume any agreement (other than the Financing Documents, the Note Purchase Documents and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by (i) the Financing Documents, (ii) the Indenture, (iii) any agreement entered into to refinance all or any part of the Notes (as defined in the Indenture) (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) in this Section 5.4 are no more restrictive with respect to such actions than this Agreement), (iv) restrictions on any Foreign Subsidiary or Specified Acquisition Subsidiary or any of their respective Subsidiaries resulting from the operations of covenants contained in documentation governing Debt of such Subsidiary permitted under this Agreement, (v) any instrument governing Debt or Capital Stock of a Person acquired by any Borrower or any of its Subsidiaries as in effect at the time of (and not in anticipation of) such acquisition, which encumbrance or restriction is not applicable to any Person and/or any of its Subsidiaries, or the properties or assets of any Person, other than the Person, or the property or assets of the Person and/or any of its Subsidiaries, so acquired, (vi) any instrument governing Permitted Acquisition Debt incurred in connection with a Permitted Acquisition of the type described in clause (z) of the definition thereof (so long as such restriction or instrument does not apply to any Credit Party (other than the Acquisition Subsidiary or the Target or any of its Subsidiaries, as applicable) (vii)(a) customary non-assignment and similar provisions and in contracts, leases and licenses entered into in the Ordinary Course of Business, (b) net worth provisions in leases and other agreements and (c) provisions restricting cash or other deposits in agreements entered into by any Borrower or any Subsidiary of a Borrower in the Ordinary Course of Business; (viii) mortgage financings, purchase money obligations and Capital Lease Obligations that impose restrictions on the property owned or leased; (ix) any agreement for the sale or other disposition permitted by this Agreement of the Capital Stock or all or substantially all of the property and assets of a Subsidiary of the Company that restricts distributions by that Subsidiary pending its sale or other disposition; (x) Permitted Liens; (xi) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business; (xii) customary encumbrances or restrictions contained in agreements in connection with Swap Contracts or Bank Product Obligations permitted under this Agreement; (xiii) customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the Ordinary Course of Business; (xiv) any consensual encumbrance or restriction of any kind existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xiii), or in this clause (xiv); (provided that the terms and conditions of any such consensual encumbrance or restriction of any kind that limit the actions described in (A) – (D) in this Section 5.4 are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented) on the ability of any Subsidiary to:  (A) pay or make Restricted Distributions to any Borrower or any Subsidiary; (B) pay any Debt owed to any Borrower or any Subsidiary; (C) make loans or advances to any Borrower or any Subsidiary; or (D) transfer any of its property or assets to any Borrower or any Subsidiary.

Section 5.5 Payments and Modifications of Note Purchase Debt.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for redemption, prepayment, defeasance, repurchase or any other payment in respect of any Note Purchase Debt, except for (i) regularly scheduled payments of interest thereon and payments of the Trustees fees and expenses contemplated thereby; (ii) payments of principal on the “Maturity Date” (as defined in the Indenture); and (iii) any payment made solely by exchanging such Note Purchase Debt for shares of Capital Stock of a Borrower without any payment of cash (other than in respect of fractional shares in an amount not to exceed $10,000) or (b) amend or otherwise modify the terms of the Note Purchase Debt if such amendment or modification would (i) increase the principal amount of such Debt or the rate of interest payable thereon (other than as contemplated by Section 2.01 of each of the Representation Agreements dated as of February 21, 2014 among Holdings and the Note Purchase Investors), (ii) shorten the maturity date, or the average life to maturity, thereof, (iii) prohibit any Credit Party from performing its obligations under the Financing Documents, (iv) grant Liens in favor of the Note Purchase Creditors (or any of them) or (v) result in the material terms of such Note Purchase Debt to be less favorable in any material respect to the Credit Parties (it being understood and agreed that the Note Purchase Debt may be amended or otherwise modified to increase or decrease the Conversion Rate (as defined in the Indenture)).  Borrower shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance (and in any event not less than two (2) Business Days in advance) of the execution thereof, any final or execution form copy thereof.

Section 5.6 Consolidations, Mergers and Sales of Assets; Change in Control.  No Borrower will, or will permit any Subsidiary to: (a) consolidate or merge or amalgamate with or into any other Person, other than (i) with not less than twenty (20) days prior written notice to Agent, consolidations, mergers or amalgamations of Holdings pursuant to which the surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and the surviving or transferee Person shall expressly assume, by an amendment or other instrument all of the obligations of Holdings under this Agreement and the other Financing Documents and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Financing Document, (ii) consolidations, mergers or amalgamations consummated to effect the consummation of a Permitted Asset Disposition of the type specified in clauses (a), (c), (e) and (i) of the definition thereof, (iii) consolidations, mergers or amalgamations consummated to effect the consummation of a Permitted Acquisition, (iv) consolidations, mergers or amalgamations of any Person with or into any Borrower so long as such Borrower shall be the resulting or surviving Person, (v) consolidations, mergers or amalgamations of any Credit Party with or into another Credit Party and (vi) consolidations, mergers or amalgamations of any Subsidiary that is not a Credit Party with or into another Subsidiary of a Credit Party; provided that, in the case of (iii), (iv), (v) and (vi), if a Borrower is a party to such consolidation, merger or amalgamation, such Borrower shall be the surviving Person, or (b) consummate any Asset Dispositions other than (i) Permitted Asset Dispositions or (ii) with not less than thirty (30) days prior written notice to Agent, any sale, conveyance, or transfer  of all or substantially all of any Borrower’s assets to another Person that is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person expressly assumes by an amendment or other instrument all of the obligations of such transferring Borrower under this Agreement and the other Financing Documents.  No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor other than (i) Permitted Asset Dispositions and (ii) Asset Dispositions that would otherwise be permitted pursuant to the immediately preceding sentence of this Section 5.6.

Section 5.7 Purchase of Assets, Investments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire or enter into any agreement to acquire any assets other than (i) in the Ordinary Course of Business, (ii) assets purchased (and related agreements to purchase such assets) with casualty proceeds or proceeds from Permitted Asset Dispositions; provided that no such assets shall be included in the Borrowing Base without Agent’s prior written consent (which consent may be granted or withheld in Agent’s discretion, exercised using good faith credit judgment), (iii) a Permitted Acquisition or (iv) a Permitted Investment; or (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person other than joint-ventures or partnerships to co-promote, sell or distribute Non-Core Products so long as no Credit Party is a participant or partner therein (each, a “Partnership”).  No Borrower will, or will permit any Subsidiary to, acquire or own or enter into any agreement to acquire or own any Investment in any Person other than (a) Permitted Investments (and agreements to acquire such Investments) and (b) Permitted Acquisitions (and agreements to make such Permitted Acquisitions).

Section 5.8 Transactions with Affiliates.  Except (a) as otherwise disclosed on Schedule 5.8, (b) for Restricted Distributions permitted to be made pursuant to Section 5.3, (c) transactions by and between or among Credit Parties or by and between or among Subsidiaries that are not Credit Parties; (d) payments permitted to be made pursuant to Section 5.5, and (e) for transactions that contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower.

Section 5.9 Modification of Organizational Documents.  No Borrower will, or will permit any Subsidiary to amend or otherwise modify any Organizational Document of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements.  Without limiting the terms of Section 5.5, no Borrower will, or will permit any Subsidiary to amend or otherwise modify any Debt with a principal or committed amount in excess of $2,000,000, which amendment or modification in any case prohibits any Credit Party from performing its obligations under this Agreement and the other Financing Documents.  Each Borrower shall, prior to entering into any such amendment or modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of such amendments or modifications to such documents, and such Borrower agrees not to take, nor permit any of its Subsidiaries to take, any such action with respect to any such documents without obtaining such approval from Agent.

Section 5.11 Conduct of Business.  No Borrower will, or will permit any Subsidiary to engage in any line of business other than those businesses engaged in on the Restatement Closing Date and described on Schedule 5.11 and businesses reasonably related thereto.  No Borrower will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12 Lease Payments.  No Borrower will, or will permit any Subsidiary to incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business; provided that, in no event shall the aggregate annual lease payments for all such leases (other than capital leases) exceed $2,500,000 for any calendar year.

Section 5.13 Limitation on Sale and Leaseback Transactions.  No Borrower will, or will permit any Subsidiary to enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiary sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset (a “Sale-Leaseback Transaction”), other than a Sale-Leaseback Transaction with respect to any building or property (other than Collateral) used in the PML Business.

Section 5.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.  No Borrower will, or will permit any Subsidiary to establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, such Borrower or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account.  Borrowers represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Restatement Closing Date.  The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Agent by Borrowers as such; provided, however, that at all times that any Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.

Section 5.15 Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  No Borrower will, or will permit any Subsidiary to knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, or will permit any Subsidiary to (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16 Earnout/Escrow and Milestone Payments.  No Borrower shall make, nor permit to be made, in cash all or any portion of the Earnout/Escrow Payments, the Milestone Payments or any other payment to a seller under the Cypress Purchase Agreement (including the Cypress Settlement), other than contingent payments based on achieving sales milestones made in accordance with the Cypress Settlement, unless no Default or Event of Default exists before or after giving effect to any such payment.

ANNEX B

EBITDA WORKSHEET

EBITDA” for the applicable Defined Period is calculated as the sum of, without duplication,
(a) net income (or loss) for the Defined Period of Holdings and its Subsidiaries, but excluding the income (or loss) of any Person (other than Subsidiaries of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest unless received by Holdings or its Subsidiary in a cash distribution,
$___________
 (b) any provision for (or minus any benefit from) income or profit of Holdings and its Subsidiaries, including, without limitation, foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) deducted in the determination of net income for the Defined Period,
$___________
(c) interest expense, net of interest income, of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,	$___________
(d) amortization and depreciation and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,
$___________
(e) streamlining costs, exit or disposal costs and other restructuring charges, reserves or expenses, including severance costs and relocation costs, deducted in the determination of net income for the Defined Period,
$___________
(f) non-recurring product launch costs, litigation costs, remediation costs and transaction costs related to the offering of Notes (as such term is defined in the Indenture) deducted in the determination of net income for the Defined Period,
$___________
(g) any foreign currency translation or transaction losses of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,	$___________
(h) all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Debt and any net gain (loss) from any write-off or forgiveness of Debt of Holdings and its Subsidiaries deducted in the determination of net income for the Defined Period,
$___________
(i) costs and expenses of Holdings and its Subsidiaries incurred in connection with any issuance of equity deducted in the determination of net income for the Defined Period,	$___________
(j) non-cash charges for (x) stock compensation expenses with respect to stock or stock options granted or issued by Holdings deducted in the determination of net income for the Defined Period and (y) an increase in basis of acquired inventory included in cost of goods sold,
$___________
(k) losses (or minus gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets),	$___________
(l) any expense incurred or accrued in connection with the agreement reached between Cypress and the Attorney General of the State of Texas to settle all claims arising from certain actions by Cypress under the Texas Medicaid Fraud Prevention Act prior to its acquisition by Holdings,
$___________
(m) non-recurring expenses incurred in the consummation of Permitted Acquisitions and Permitted Asset Dispositions deducted in the determination of net income for the Defined Period, and	$___________
(n) any expense (or minus any income) relating to changes in fair value in the value of the earnout / escrow payments, milestone payments and put option provided to the stockholders of Cypress in connection with the Cypress Purchase Agreement, in each case included in the determination of net income for the Defined Period of Holdings and its Subsidiaries,.
$___________
EBITDA	$___________
EBITDA for the quarters ending March 31, 2013, June 30, 2013, and September 30, 2013 shall be deemed to be -$1,400,000, -$3,900,000 and -$2,000,000, respectively.